Exhibit 3.01

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IGN ENTERTAINMENT, INC.
a Delaware corporation

(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

IGN Entertainment, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is IGN Entertainment, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 6, 1999 under the name “Affiliation, Inc.”

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the GCL by the directors and stockholders of the Corporation.

THIRD:  The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is incorporated herein by this reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer of this Corporation this 3rd day of March, 2004.

IGN ENTERTAINMENT, INC.

By:	/s/ Mark A. Jung
Mark A. Jung
President

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IGN ENTERTAINMENT, INC.

ARTICLE I

The name of the Corporation is IGN Entertainment, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 41,400,000, consisting of (a) 40,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 39,922,957 shares shall be designated Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Redeemable Preferred Stock”), (ii) 56,298 shares shall be designated Series B Participating Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Redeemable Preferred Stock, the “Designated Preferred Stock”) and (iii) 20,745 shares shall be undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock” and, together with the Designated Preferred Stock, the “Preferred Stock”) and (b) 1,400,000 shares which shall be designated Common Stock, par value $.01 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article IV.

A.                                   PREFERRED STOCK

1.                                       Certain Definitions.  In addition to terms defined elsewhere herein, the following terms shall have the following respective meanings for purposes of this Amended and Restated Certificate of Incorporation:

“Additional Series A Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 3, 2004 between the Corporation and the purchasers of the Series A Preferred Stock and Common Stock party thereto, as amended, restated or supplemented from time to time.

“Aggregate Series B Preferred Participation Amount” means (a) the Series B Preferred Participation Percentage multiplied by (b) the aggregate amounts to be paid to the holders of Series A Redeemable Preferred Stock pursuant to Section A.3(a)(ii)(A) divided by (c) the difference obtained by subtracting one (1.00) minus the Series B Preferred Participation Percentage (the intent being that the Aggregate Series B Preferred Participation Amount shall equal the Series B Preferred Participation Percentage multiplied by all amounts paid or distributed to the Designated Preferred Stock pursuant to Section A.3(a)(ii)).

“BACI Series B IRR” means the internal rate of return with respect to the investment by Banc of America Capital Investors, L.P. (“BACI”) in Series B Preferred Stock, which shall be computed by determining the rate which, if used to discount the following cash payments, would cause the net present value of such payments to equal zero as of March 3, 2004:

(a)          cash payments made by BACI to the Corporation to purchase the Series B Preferred Stock pursuant to the Series B Purchase Agreement; minus

(b)         the following cash payments received by BACI on or prior to the date of determination of the BACI Series B IRR, in each case discounted from the respective date of actual receipt of such payment by BACI:

(i)                                     as a distribution, dividend, redemption or other payment from the Corporation in respect of the Series B Preferred Stock or the Common Stock issued upon conversion thereof, but excluding any such distributions in respect of Common Stock otherwise acquired by BACI;

(ii)                                  as payment of the commitment fees to BACI in connection with the issuance of the Series B Preferred Stock (but excluding any such fees paid in respect of any debt or other securities purchased by BACI); and

(iii)                               from any sale by BACI to any person or entity (including the Corporation) of the Series B Preferred Stock or the Common Stock issued upon conversion thereof (but excluding any such payments in respect of Common Stock otherwise acquired by BACI).

“Great Hill” means Great Hill Equity Partners II L.P.

“Series A Preferred Participation Percentage” means ninety and one-half percent (90.5%); provided, that upon any redemption of any share of Series A Preferred Stock in which a proportionate amount is not paid to the holders of Series B Preferred Stock pursuant to Section A.5, then the Series A Preferred Participation Percentage shall be reduced to a percentage equal to the product of (a) the Series A Preferred Participation Percentage in effect immediately prior to such reduction multiplied by (b) a fraction, the numerator of which is the number of shares of Series A Redeemable Preferred Stock outstanding immediately after such redemption and the denominator of which is the number of shares of Series A Redeemable Preferred Stock outstanding immediately prior to such redemption.

“Series B Default” means (a) an Event of Default as set forth in Sections 12.01(a), (c), (d), (e), (f), (h), (i), (j) or (l) of the Series B Purchase Agreement, (b) any failure to make any payment or distribution on the Series B Preferred Stock as required by Section A.4 or A.5 hereof and (c) any failure by the Corporation to observe or comply with the covenants set forth in Section A.7(b) hereof.

“Series B Premium Amount” means, as of the date of any distribution upon or redemption of the Series B Preferred Stock, an amount equal to (a) the sum of the Series B Original Issue Price plus the average of the accrued and unpaid dividends on the Series B Preferred Stock as of the close of business on each day during the 30-day period immediately prior to the date of such distribution or redemption multiplied by (b) the following applicable percentage (the “Series B Premium Percentage”), determined as of the date of such distribution or redemption, based on the applicable BACI Series B IRR:

(A)                              If the date of such distribution or redemption occurs on or prior to March 3, 2005, the Series B Premium Percentage shall be:

BACI Series B IRR	Percentage

Less than or equal to 37.5%	5.0%
More than 37.5%	2.5%

(B)                                If the date of such distribution or redemption occurs after March 3, 2005 and on or prior to March 3, 2006, the Series B Premium Percentage shall be:

BACI Series B IRR	Percentage

Less than or equal to 37.5%	4.0%
More than 37.5%	2.0%

(C)                                If the date of such distribution or redemption occurs after March 3, 2006 and on or prior to March 3, 2007, the Series B Premium Percentage shall be:

BACI Series B IRR	Percentage

Less than or equal to 37.5%	3.0%
More than 37.5%	1.5%

(D)                               If the date of such distribution or redemption occurs after March 3, 2007 and on or prior to March 3, 2008, the Series B Premium Percentage shall be:

BACI Series B IRR	Percentage

Less than or equal to 33.5%	2.0%
More than 33.5%	1.0%

(E)                                 If the date of such distribution or redemption occurs after March 3, 2008 and on or prior to March 3, 2009, the Series B Premium Percentage shall be:

BACI Series B IRR	Percentage

Less than or equal to 30.0%	1.0%
More than 30.0%	0.5%

(F)                                 If the date of such distribution or redemption occurs after March 3, 2009, the Series B Premium Percentage shall be zero (0.0%);

provided, that, to the extent payment of all or any portion of a Series B Premium Amount would result in the Corporation achieving a higher BACI Series B IRR threshold set forth above, resulting in a reduction or elimination of the Series B Premium Amount to be paid (the “Reduced Premium”) as set forth above, the Series B Premium Amount which shall be paid in connection with such distribution shall be equal to the sum of (I) the Reduced Premium and (II) that portion of the Series B Premium Amount otherwise payable hereunder that would result in achievement of such BACI Series B IRR threshold level.

 “Series B Preferred Participation Percentage” means one hundred percent (100%) minus the Series A Preferred Participation Percentage (i.e., nine and one-half percent

(9.5%) as of the date of filing hereof until such time, if any, as the Series A Preferred Participation Percentage is reduced in accordance with the definition thereof).

“Series B Purchase Agreement” means the Securities Purchase Agreement, dated as of March 3, 2004 between the Corporation and the purchasers of the Series B Preferred Stock party thereto, as amended, restated or supplemented from time to time.

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of March 3, 2004 among the Corporation, the Management Stockholders and the Investors (each as defined therein), as amended, restated or supplemented from time to time.

2.                                       Dividends; Certain Distributions.

(a)                                  Series B Preferred Stock.  The holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, and at the other times set forth herein, in each case out of funds legally available therefor, prior to the payment of any dividends on the Series A Redeemable Preferred Stock, Common Stock or any other class or series of capital stock ranking with respect to the payment of dividends junior to the Series B Preferred Stock, dividends at the rate of thirteen and one-half percent (13.5%) per annum (the “Series B Coupon Rate”) on the Original Issue Price (as defined below) of Series B Preferred Stock from the date of original issuance of such share, which dividends shall be cumulative and accrue daily in arrears and be compounded quarterly, whether or not such dividends are declared by the Board of Directors. Upon the occurrence of any Series B Default, then, in addition to any rights or remedies provided herein or at law or in equity to the holders of the Series B Preferred Stock, the Series B Coupon Rate with respect to dividends accruing from and after the date of such Default and during the continuance thereof shall be increased to an annual rate of fifteen and one-half percent (15.5%), compounded quarterly as set forth above.

(b)                                 Designated Preferred Stock.  Subject to Sections 2(a) and 7(b), the holders of outstanding shares of Series A Redeemable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, prior to the payment of any dividends on the Common Stock or any other class or series of capital stock ranking with respect to the payment of dividends junior to the Series A Redeemable Preferred Stock, dividends at the rate of six per cent (6%) of the per share purchase price of One Dollar ($1.00) per annum per share of Series A Redeemable Preferred Stock (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from the date of original issuance of such share, which dividends shall be cumulative and accrue daily in arrears and be compounded annually, whether or not such dividends are declared by the Board of Directors; provided, that upon payment of any dividend in respect of any share of Series A Redeemable Preferred Stock, the Corporation shall simultaneously pay to the holders of Series B Preferred Stock a dividend in an amount equal to the Series B Preferred Participation Percentage of the aggregate amount so paid in respect of the Series A Redeemable Preferred Stock.

(c)                                  Participation in Distributions on Common Stock.  Whenever the Corporation shall either declare or pay any dividend on or make any distribution with respect to Common Stock, holders of Series B Preferred Stock shall be entitled to receive such dividends or distributions pro rata on the basis of the number of shares of Common Stock into which the Series B Preferred Stock could then be converted.

3.                                       Liquidation; Merger, etc.

(a)                                  Liquidation Preference.

(i)                                     Series B Preferred Stock.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Series A Redeemable Preferred Stock, Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock, an amount per share equal to the sum (such sum, the “Series B Senior Liquidation Preference Amount”) of the following:  (A) $177.6262 (as such amount is adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock, the “Series B Original Issue Price”), plus (B) an amount equal to all accumulated but unpaid dividends on such share of Series B Preferred Stock; plus (C) the applicable Series B Premium Amount, if any.  If the amounts available for distribution by the Corporation to holders of Series B Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series B Senior Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock in proportion to the Series B Senior Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Section A.3(a)(i).

(ii)                                  Series A Redeemable Preferred Stock.  Upon any Liquidation Event, each holder of outstanding shares of Series B Preferred Stock and Series A Redeemable Preferred Stock shall be entitled on a pari passu basis to be paid in cash, before any amount shall be paid or distributed to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series A Redeemable Preferred Stock, the following respective amounts (collectively, the “Series A/B Liquidation Preference Amount”):

(A)                              With respect to each share of Series A Redeemable Preferred Stock, an amount equal to (I) One Dollar ($1.00), plus (II) an amount equal to all accumulated but unpaid dividends on such share of Series A Redeemable Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Redeemable Preferred Stock) (the “Series A Redeemable Liquidation Preference Amount”); and

(B)                                With respect to each share of Series B Preferred Stock, an amount equal to the Aggregate Series B Preferred Participation Amount divided by the number of then-outstanding shares of Series B Preferred Stock.

If the amounts available for distribution by the Corporation to holders of Series A Redeemable Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A/B Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Designated Preferred Stock on a pari passu basis in proportion to the Series A/B Liquidation Preference Amount each such holder is otherwise entitled to receive pursuant to this Section A.3(a)(ii).

(b)                                 Remaining Assets.  In connection with a Liquidation Event, after the prior payment in full of the aggregate Series B Senior Liquidation Preference Amount, the Series A/B Liquidation Preference Amount and, thereafter, any amount payable upon a Liquidation Event to the holders of any other class or series of capital stock ranking on liquidation senior to the Common Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably to the holders of the Common Stock and the holders of Series B Preferred Stock, as a single class, in proportion to the respective number of shares of Common Stock actually held by them and the respective number of shares of Common Stock (including any fractional shares) into which the shares of Series B Preferred Stock could be converted as of the date of the Liquidation Event.

(c)                                  Amount Payable in Mergers, etc. Each of the holders of not less than a majority of the outstanding shares of Series A Redeemable Preferred Stock (the “Series A Required Holders”) and the holders of not less than a majority of the outstanding shares of Series B Preferred Stock (the “Series B Required Holders”) may elect to have treated, as to the series which shall have so elected, as a Liquidation Event: (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold, in substantially the same relative proportions, at least a majority of the economic interests and voting power of the capital stock of the surviving corporation), (ii) any sale, lease or transfer of all or substantially all of the assets of the Corporation, or (iii) any other transaction pursuant to or as a result of which a single person (or group of affiliated persons) other than Great Hill (together with its affiliates) acquires or holds capital stock of the Corporation representing a majority of votes entitled to be cast in any election of directors of the Corporation (a “Change of Control Transaction”). In addition, the Series B Required Holders may also elect to have treated as a Change of Control Transaction and thus as a Liquidation Event any “Change of Control” (as defined in the Series B Purchase Agreement).  If such election is made, all consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to any outstanding Designated Preferred Stock), in connection with any such asset sale, shall be paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, such series of capital stock of the Corporation in accordance with the preferences and priorities set forth in Section A.3(a) and Section A.3(b), above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, or Change of Control Transaction as if such transaction were a Liquidation Event (including, with respect to the Series B Preferred Stock, payment of the Aggregate Series B Preferred Participation Amount and all amounts that would be payable under Section A.3(b), irrespective of whether the Series A

Preferred Stock has so elected).  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.3(c), including without limitation, (i) in the case of a merger, consolidation or Change of Control Transaction, causing the definitive agreement relating to such merger, consolidation or Change of Control Transaction to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities of the capital stock of the Corporation as set forth in Section A.3(a) and Section A.3(b) above, or (ii) in the case of an asset sale, (A) paying in full the Series B Senior Liquidation Preference Amount, (B) thereafter paying in full the Series A/B Liquidation Preference Amount and (C) thereafter distributing any remaining amounts pursuant to Section A.3(a), in each case to the extent of available funds and on the terms provided herein.  The Corporation shall promptly provide to the holders of shares of Designated Preferred Stock such information concerning the terms of such merger, consolidation, asset sale, or Change of Control Transaction and the value of the assets of the Corporation as may reasonably be requested by any holder of Designated Preferred Stock.  The amount deemed distributed to the holders of shares of capital stock of the Corporation upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity.  Any election pursuant to this Section A.3(c) by a Series A Required Holders or the Series B Required Holders shall be made by written notice to the Corporation at least five (5) days prior to the closing of the relevant transaction.  Upon any such election, all holders of Designated Preferred Stock, shall be deemed to have made such election and such election shall bind all such holders.

(d)                                 Valuation of Securities or Other Non-Cash Consideration.  For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Designated Preferred Stock in connection with any transaction to which Section A.3(c) is applicable, the following shall apply:

(i)                                     If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii)                                  If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii)                               If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation, the Series B Required Holders and the Series A Required Holders; provided, that if the Corporation and such holders are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

4.                                       Mandatory and Optional Distributions in Respect of Series B Preferred Stock.

(a)                                  Mandatory Distributions.  The Series B Required Holders may elect to require the Corporation to make a mandatory payment in cash in an amount equal to all but not less than all of the Series B Senior Liquidation Preference (A) on or at any time after March 3,

2010 (the “Series B Maturity Date”), or (B) upon the closing of the Corporation’s initial public offering of common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”).  In such event, the Corporation shall pay in cash, out of funds legally available therefor, the Series B Senior Liquidation Preference Amount to the holders of Series B Preferred Stock on the Series B Mandatory Distribution Date set forth below.  Any election by the Series B Required Holders pursuant to this Section A.4(a) shall be made by written notice to the Corporation and the other holders of Series B Preferred Stock at least fifteen (15) days prior to the date elected by the Series B Required Holders for such payment (the “Series B Mandatory Distribution Date”).  Upon such election, all holders of Series B Preferred Stock shall be deemed to have elected to receive payment of their pro rata portion of the Series B Senior Liquidation Preference Amount pursuant to this Section A.4(a) and such election shall bind all holders of Series B Preferred Stock.

(b)                                 Optional Prepayments of Series B Senior Liquidation Preference Amount.  At any time after repayment in full of the senior subordinated notes issued pursuant to the Series B Purchase Agreement (the “BACI Notes”), the Corporation shall be entitled at its option to distribute cash in full in an amount equal to all, but not less than all (except in connection with a Liquidation Event in which the proceeds available for distribution are insufficient therefor), of the Series B Senior Liquidation Preference Amount as of the date of such payment, upon the delivery by the Corporation of not less than five (5) business days’ advance written notice of the Corporation’s desire to make such payment.

(c)                                  Insufficient Funds. If the funds of the Corporation legally available to distribute to holders of the Series B Preferred Stock on the Series B Mandatory Distribution Date, are insufficient to pay in full in cash the Series B Senior Liquidation Preference Amount on such date, the Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to make such distribution in full, and, in any event, shall use any funds that are legally available to pay the maximum possible amount to the holders of Series B Preferred Stock in proportion to the portion of the Series B Senior Liquidation Preference Amount each such holder is then entitled to receive in full.  At any time thereafter when additional funds of the Corporation are legally available to distribute to holders of capital stock of the Corporation, the Corporation shall immediately use such funds to distribute to the holders of Series B Preferred Stock the balance of the Series B Senior Liquidation Preference Amount to the full extent of such available funds.

(d)                                 No Dividends After Distribution in Full.  Upon payment in full of the Series B Senior Liquidation Preference Amount, no further dividends shall accrue pursuant to Section A.2(a) in respect of the Series B Preferred Stock; provided, that (i) so long as any share of Series B Preferred Stock remains outstanding, the holder thereof shall remain entitled to participate in dividends and distributions made in respect of (A) the Series A Redeemable Preferred Stock as set forth in Section A.2(b) and (B) the Common Stock as set forth in Section A.2(c) and (ii) in the event that any portion of the Series B Senior Liquidation Preference Amount remains unpaid, such shares of Series B Preferred Stock shall continue to be entitled to dividends thereon as provided in Section A.2(a) until the date on which the Corporation actually pays the Series B Senior Liquidation Preference Amount in full.

5.                                       Redemption.  The Designated Preferred Stock shall be entitled to the redemption rights set forth in this Section A.5.

(a)                                  Redemption at Option of the Series A Required Holders.  The Series A Required Holders may elect to have all (but not less than all) of the outstanding shares of Designated Preferred Stock redeemed (A) on or at any time after March 3, 2011 (the “Series A Redeemable Maturity Date”) or (B) upon the closing of the Corporation’s IPO.  In such event, the Corporation shall redeem all (but not less than all) of the outstanding shares of Designated Preferred Stock in cash, out of funds legally available therefor, at the Series A Redeemable Redemption Price or the Series B Redemption Price, each as specified in Section A.5(b).  Any election by the Series A Required Holders pursuant to this Section A.5(a) shall be made by written notice to the Corporation and the other holders of Designated Preferred Stock at least fifteen (15) days prior to the date elected by the Series A Required Holders for redemption (the “Series A Redeemable Redemption Date”).  Upon such election, all holders of Designated Preferred Stock shall be deemed to have elected to have their shares of Designated Preferred Stock redeemed pursuant to this Section A.5(a) and such election shall bind all holders of Designated Preferred Stock.

(b)                                 Redemption Price.  The price for each share of Designated Preferred Stock redeemed pursuant to this Section A.5 shall be as follows:

(i)                                     With respect to each share of Series A Redeemable Preferred Stock, an amount of cash equal to the Series A Redeemable Liquidation Preference Amount as of such date (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations (the “Series A Redeemable Redemption Price”)); and

(ii)                                  With respect to each share of Series B Preferred Stock, (A) payment of an amount of cash equal to the Aggregate Series B Senior Participation Amount as of such date divided by the number of then-outstanding shares of Series B Preferred Stock and (B) issuance by the Corporation of that number of shares of fully-paid and non-assessable Common Stock into which the Series B Preferred Stock could then be converted pursuant to Section A.6 (the “Series B Redemption Price”).

The aggregate Series A Redeemable Redemption Price and the cash component of the Series B Redemption Price shall be payable, out of funds legally available therefor, in cash in immediately available funds to the respective holders of the Designated Redeemable Preferred Stock on the Designated Preferred Redemption Date.

(c)                                  Redemption of Series B Preferred Stock at the Option of the Corporation.  At any time after repayment in full of the BACI Notes and after or concurrently with the payment in full of the Series B Senior Liquidation Preference Amount, the Corporation may voluntarily redeem, all, but not less than all of the Series B Preferred Stock at the Series B Redemption Price by payment in cash in full of the cash component thereof and concurrent issuance of the Common Stock component thereof; provided, that if such redemption is effected without concurrent redemption of the outstanding shares of Series A Redeemable Preferred Stock, (i) the Corporation shall have obtained the consent thereto of Series A Required Holders and (ii) the Series B Preferred Participation Amount shall be calculated based on the aggregate Series A Redeemable Preferred Stock Liquidation Preference Amount as of the date of such redemption. Upon the delivery by the Corporation of written notice to the holders of Series B

Preferred Stock stating the Corporation’s desire to redeem the Series B Preferred Stock pursuant to this Section A.4(c), each holder of Series B Preferred Stock shall be required to tender for redemption all of the Series B Preferred Stock held by each such holder.  Each holder shall deliver certificates for the shares of Series B Preferred Stock to be redeemed by the Corporation (or such affidavits, indemnity and undertakings as would be necessary to replace any such certificate claimed to have been lost, stolen or destroyed) at the closing therefor held within ten (10) business days after the date of the Corporation’s written notice, against (i) payment of the cash component of Series B Redemption Price therefor made in cash or other immediately available funds and (ii) delivery of a certificate for the fully-paid and non-assessable shares of Common Stock representing the Common Stock component of such Series B Redemption Price.

(d)                                 Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Designated Preferred Stock on the Designated Preferred Redemption Date, are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Designated Preferred Stock required to be so redeemed, and, in any event, shall use any funds that are legally available to redeem on a pari passu basis the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective cash redemption prices that otherwise would have been paid if all such shares had been redeemed in full.  At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Designated Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares which the Corporation has become obligated to redeem on the Designated Preferred Redemption Date, (but which it has not redeemed), at the respective Series A Redeemable Redemption Price or Series B Preferred Redemption Price.

(e)                                  Dividends After Redemption Date.  In the event that shares of Designated Preferred Stock, required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.2 until the date on which the Corporation actually redeems such shares.

(f)                                    Surrender of Certificates.  Each holder of shares of Designated Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Designated Preferred Stock, and each surrendered certificate shall be canceled and retired against (i) payment of the cash component of redemption price therefor made in cash or other immediately available funds and (ii) with respect to holders of the Series B Preferred Stock, delivery of a certificate for the fully-paid and non-assessable shares of Common Stock representing the Common Stock component of the Series B Redemption Price; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Designated Preferred Stock, required to be redeemed, each holder shall, in addition to receiving the payment of the portion of the aggregate redemption price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Designated Preferred Stock not so redeemed.

6.                                       Conversion of Series B Preferred Stock.  The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a)                                  Right to Convert.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price then in effect.  The initial “Conversion Price” for the Series B Preferred Stock shall be equal to the Series B Original Issue Price and shall be subject to adjustment as hereinafter set forth.

 (b)                              Automatic Conversion of Series B Preferred Stock.  Each share of Series B Preferred Stock shall automatically be converted into one or more share(s) of Common Stock based upon the then-effective Conversion Price upon the final, indefeasible payment in full of the Series B Senior Liquidation Preference Amount and the Series B Preferred Participation Amount.

(c)                                  Mechanics of Conversion.  Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same.  In the event of an automatic conversion, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of Series B Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing Common Stock issuable upon automatic conversion unless and until the certificates representing the Series B Preferred Stock are surrendered to the Corporation or its transfer agent.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock.

The Corporation shall, as soon as practicable after surrender of the certificates for the Series B Preferred Stock, issue and deliver at the office of the Corporation to such holder of Series B Preferred Stock (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and, if applicable, (ii) cash or a check payable to the holder equal to any cash amounts payable as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made at the time of surrender of the Series B Preferred Stock to be converted or, in the case of an automatic conversion, as provided in Section A.6(b), and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time.

(d)                                 Treatment of Fractional Shares.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after such aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, pay cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(e)                                  Adjustments to Conversion Price.

(i)                                     Special Definitions.  For purposes of this Section A.6(e), the following definitions shall apply:

(A)                              “Additional Common Shares” means all Common Stock issued (or, pursuant to Section A.6(e)(iii), deemed to be issued) by the Corporation after the Series B Original Issue Date, other than Common Stock issued or issuable at any time:

(1)                                  upon conversion of the Series B Preferred Stock;

(2)                                  upon exercise of any Employee Option;

(3)                                  upon exercise of any Warrant;

(4)                                  as a dividend or distribution on the Series B Preferred Stock; and

(5)                                  by way of dividend or other distribution on Common Stock excluded from the definition of Additional Common Shares by the foregoing clauses.

(B)                                “Convertible Securities” means any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, whether at any time or upon the occurrence of a stated event or otherwise, other than the Series B Preferred Stock and the Warrants.

(C)                                “Employee Options” means the Options issued at any time pursuant to any stock option plan of the Corporation approved by its Board of Directors.

(D)                               “Fully-Diluted Basis” means with respect to the Common Stock, as of a particular time and without duplication, the total outstanding shares of Common Stock as of such time, determined by treating all outstanding Options as having been exercised and by treating all Convertible Securities (including Convertible Securities issuable upon exercise of an Option) as having been so converted; provided, that if at any time of determination, the event giving rise to any adjustment hereunder would trigger any anti-dilution rights of such Options or Convertible Securities or otherwise increase the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable, the number of shares of Common Stock deemed to be outstanding immediately after such issuance shall include also such increase in the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable.

(E)                                 “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(F)                                 “Series B Original Issue Date” means March 3, 2004.

(G)                                “Trigger Price” means, with respect to any issuance or deemed issuance of Additional Shares of Common Stock, the Fair Market Value Per Share (as defined in the Series B Purchase Agreement) of Common Stock.

(H)                               “Warrants” means the Common Stock Purchase Warrants issued pursuant to the Warrant Agreement dated as of the Series B Original Issue Date between BACI and the Corporation, as amended, supplemented or restated from time to time.

(ii)                                  Adjustments for Subdivisions or Combinations of Common Stock.  In the event that at any time or from time to time the Corporation shall:

(A)                              take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock (a “Stock Dividend”),

(B)                                subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, including without limitation by means of a stock split (a “Stock Subdivision”), or

(C)                                combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock (a “Stock Combination”),

then the Conversion Price in effect immediately prior thereto shall, concurrently with the effectiveness of such event, be (1) proportionately decreased in the case of a Stock Dividend or Stock Subdivision and (2) proportionately increased in the case of a Stock Combination; provided, that:

(I)                                    In the event the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock; and

(II)                                A reclassification of the Common Stock into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock for purposes of Section A.2(c) above and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section A.6.(e)(ii) hereof.

(iii)                               Adjustment of Conversion Price Upon Issuance of Additional Common Shares.  In the event the Corporation, at any time after the Series B Original Issue Date, shall issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section A.6(e)(iv)) without consideration or for a consideration per share less than the then-effective Trigger Price, then and in each such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest $0.001) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Common Shares so issued would purchase at the then-effective Trigger Price and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to such issuance plus the number of such Additional Common Shares so issued; provided, that if the event giving rise to such adjustment would trigger any anti-dilution rights of any Options or Convertible Securities or otherwise increase the number of shares of Common Stock subject to any Options or into which any Convertible Securities are convertible or exchangeable, the number of shares of Common Stock deemed to be outstanding immediately after such issuance shall include also such increase in the number of shares of Common Stock subject to such Options or into which such Convertible Securities are convertible or exchangeable.

(iv)                              Deemed Issue of Additional Common Shares.  In the event the Corporation, at any time or from time to time after the Series B Original Issue Date, shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which Additional Common Shares are deemed to be issued:

(A)                              no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                                if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                                upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I)                                    in the case of Convertible Securities or Options for Common Stock, the only Additional Common Shares issued, if any, were shares of Common Stock actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II)                                in the case of Options for Convertible Securities, the only Convertible Securities issued, if any, were Convertible Securities actually issued upon the exercise of such Options, and the consideration received by the Corporation for the Additional Common Shares deemed to have been issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D)                               no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (I) the Conversion Price on the original adjustment date, or (II) the Conversion Price that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment for which no adjustment was made; and

(E)                                 in the case of any Options which expire by their terms not more than 60 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, unless the closing of an IPO or Liquidity Event occurs during such interim period.

(v)                                 Determination of Consideration.  For purposes of this Section A.6(e), the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

(A)                              Cash and Property.  Such consideration shall:

(1)                                  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(2)                                  insofar as it consists of securities, be computed as set forth in Section A.3(d) above;

(3)                                  insofar as it consists of property other than cash or securities, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(4)                                  in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration so received, be computed as provided in clauses (1) through (3) above, as determined in good faith by the Board of Directors.

(B)                                Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section A.6(e)(iv)(A), relating to Options and Convertible Securities, shall be determined by dividing:

(1)                                  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein or a subsequent adjustment of such number)

issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)                              Adjustments for Other Distributions.  In the event the Corporation at any time or from time to time makes, or fixes a record date for, a determination of holders of Common Stock entitled to receive any distribution payable in securities or other property of the Corporation other than Common Stock and other than as otherwise adjusted in this Section A.6, then and in each such event, provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other property of the Corporation which they would have received had their shares of Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities and other property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.6 with respect to the rights of the holders of the Series B Preferred Stock.

(vii)                           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger, share exchange or otherwise (other than a Stock Subdivision or Stock Combination provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization, reclassification, merger, share exchange or other transaction, be appropriately and equitably adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, that number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before such change.

(f)                                    No Impairment of Series B Preferred Stock.  In case at any time or from time to time the Corporation shall take any action affecting its Common Stock, other than an action described above in this Section A.6, then, unless in the opinion of the Board of Directors of the Corporation such action will not have a material adverse effect upon the rights of the holders of Series B Preferred Stock (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of the holders), the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation may in good faith determine to be equitable in the circumstances.  The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section A.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(g)                                 Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section A.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of shares of Series B Preferred Stock, as applicable.

(h)                                 Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)                                     to declare any dividend or distribution upon its Common Stock, whether or not a regular cash dividend or a dividend payable in shares of capital stock and whether or not out of earnings or earned surplus;

(ii)                                  to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series, or any other rights;

(iii)                               to effect any reclassification or recapitalization of its outstanding Common Stock involving a change in the Common Stock; or

(iv)                              to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up or enter into any share exchange; then, in connection with each such event, the Corporation shall send to the holders of the Series B Preferred Stock:

(A)                              at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above; and

(B)                                in the case of matters referred to in clauses (iii) and (iv) above, in the event a record date is taken with respect to any such matter, at least twenty (20) days’ prior written notice of such record date or, if no such record date is taken, at least twenty (20) days’ prior written notice of the date when such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be delivered personally or sent by commercial overnight courier service, telecopy or first class mail, postage prepaid, addressed to the holders of the Series B Preferred Stock at the address for each holder as shown on the books of the Corporation.  Each such notice shall be deemed to be duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; and five (5) business days after being deposited in the mail, postage prepaid, if mailed.

(i)                                     Issue Taxes.  The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto; provided, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

7.                                       Voting; Covenants.

(a)                                  Series A Redeemable Preferred Stock.  Except as otherwise required under applicable law or as set forth in this Section A.7, the holders of Series A Redeemable Preferred Stock, in their capacity as such, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.  Notwithstanding the foregoing, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Redeemable Preferred Stock and having obtained the affirmative vote or written consent of the Series A Required Holders:

(i)                                     declare or pay any dividends on, or make any distributions of cash, property or securities of the Corporation in respect of, or apply any of its assets to the redemption, retirement, purchase or other acquisition of, the Common Stock or any other class or series of capital stock ranking with respect to dividends and upon liquidation and redemption junior to the Series A Redeemable Preferred Stock (the “Series A Junior Stock”), directly or indirectly, through subsidiaries or otherwise, except for (A) the redemption or repurchase of any Options or shares of Common Stock (the “Excluded Shares”); provided, that the aggregate price paid for all such repurchased or redeemed Excluded Shares may not exceed $750,000 in the aggregate or $250,000 in the aggregate in any twelve-month period, pursuant to the terms of any agreements entered into between the Corporation and any holders of such Excluded Shares which have been approved by the Corporation’s Board of Directors; and (B) stock splits or stock dividends on the Common Stock payable solely in additional shares of Common Stock;

(ii)                                  amend or alter the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series A Redeemable Preferred Stock;

(iii)                               increase the number of authorized shares of Series A Preferred Stock or issue any share of Series A Preferred Stock; or

(iv)                              authorize, issue or agree to issue, or reclassify any shares of other class or series of capital stock ranking with respect to dividends and upon liquidation and redemption junior to the Series A Junior Stock into, any shares or any security convertible into or exercisable for any shares having any preference or priority as to dividends, any other distributions, payments or assets or upon redemption, liquidation, winding up or dissolution superior to or on a parity with any such preference or priority of the Series A Preferred Stock.

(b)                                 Series B Preferred Stock.  Except as otherwise required under applicable law or as set forth in this Section A.7, the holders of Series B Preferred Stock, in their capacity as such, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. The holder of each share of Series B Preferred Stock issued and outstanding shall be entitled to the number of votes as is equal to the number of shares of Common Stock into which such holder’s shares of Series B Preferred Stock, respectively, could then be converted at the record date for determination of stockholders entitled to vote for any given vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. In addition to the foregoing, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series B Preferred Stock and having obtained the affirmative vote or written consent of the Series B Required Holders:

(i)                                     amend this Amended and Restated Certificate of Incorporation in any manner having an adverse effect on the holders of outstanding shares of Series B Preferred Stock, or alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock (by recapitalization, merger, consolidation or otherwise);

(ii)                                  increase the number of authorized shares of Series B Preferred Stock or issue any share of Series B Preferred Stock or authorize, issue or agree to issue any class or series of capital stock ranking with respect to dividends and upon liquidation and redemption pari passu with the Series B Preferred Stock;

(iii)                               authorize, issue or agree to issue, or reclassify any shares of other class or series of capital stock ranking with respect to dividends and upon liquidation and redemption junior to the Series B Preferred Stock (the “Series B Junior Stock”) into, any shares or any security convertible into or exercisable for any shares having any preference or priority as to dividends, any other distributions, payments or assets or upon redemption, liquidation, winding up or dissolution superior to or on a parity with any such preference or priority of the Series B Preferred Stock or issue or agree to issue any Series B Junior Stock (other than the Series A Preferred Stock and Common Stock issuable pursuant to the Additional Share Purchase as defined in the Additional Series A Purchase Agreement and as in effect on the date hereof);

(iv)                              prior to the payment in full in cash of the Series B Senior Liquidation Preference Amount:

(A)                              redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Series B Junior Stock except for

(I) redemptions of the Series A Redeemable Preferred Stock in which the Series B Preferred Stock participates in accordance with Section A.5, above; and (II) the redemption or repurchase of any Excluded Shares; provided, that the aggregate price paid for all such repurchased or redeemed Excluded Shares may not exceed $750,000 in the aggregate or $250,000 in the aggregate in any twelve-month period, pursuant to the terms of any agreements entered into between the Corporation and any holders of such Excluded Shares which have been approved by the Corporation’s Board of Directors;

(B)                                make, authorize or approve any dividend or distribution upon or with respect to any Series B Junior Stock, other than stock splits or stock dividends on the Common Stock payable solely in additional shares of Common Stock; or

(C)                                redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Series A Junior Stock from Great Hill or any of its affiliates;

(v)                                 effect, permit or suffer to occur any Change of Control Transaction, unless the holders of the Series B Preferred Stock receive a cash amount equal to the Series B Senior Liquidation Preference Amount;

(vi)                              take, permit or suffer to occur any action prohibited by Article IX of the Series B Purchase Agreement (except Section 9.17 thereof) unless duly approved as set forth therein; or

(vii)                           issue or agree to issue, any Employee Options to Great Hill, its principals or any other affiliate of Great Hill.

(c)                                  Series B Board Rights.  Following the occurrence of a Series B Board Trigger Event (as defined below), the Required Series B Holders shall, upon written notice to the Corporation, be entitled (i) to appoint two (2) members of the Board of Directors, (ii) to remove from the Board any director elected under the immediately preceding clause (i), and (iii) to elect each successor to any such director removed in accordance with the immediately preceding clause (ii) or who otherwise vacates such office. A “Series B Board Trigger Event” shall mean (A) an Event of Default (as defined in the Series B Purchase Agreement) arising out of Section 9.17 of the Series B Purchase Agreement which remains in existence for two consecutive fiscal quarters (i.e., the initial fiscal quarter giving rise to such Event of Default and the next immediately succeeding fiscal quarter); or (B) any Event of Default as set forth in Sections 12.01(a), (c), (d), (e), (f), (h), (i), (j) or (l) of the Series B Purchase Agreement, which continues uncured for more than 30 days.

(d)                                 Preservation of Rights.  Further, the Corporation shall not, by amendment, alteration or repeal of Article IV, Section A of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event or any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of Article IV, Section A of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of each series of Designated Preferred Stock under Article IV, Section A of this Amended and Restated Certificate of Incorporation against impairment.  Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to each series of Designated Preferred Stock.

8.                                       Notice.

(a)                                  Liquidation Events, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.3(c) hereof, or initial public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Designated Preferred Stock at least ten (10) business days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.5(c) hereof, or public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.  Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount per share of Designated Preferred Stock and Common Stock that each holder of Designated Preferred Stock, would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, if any, and (3) the facts upon which such amounts were determined.

(b)                                 Waiver of Notice.  The Series A Required Holders or the Series B Required Holders respectively may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of the holders of such series of Designated Preferred Stock, and any such waiver shall be binding upon all holders of Series Redeemable Preferred Stock or Series B Preferred Stock, respectively.

(c)                                  Other Waivers.  The Series A Required Holders or the Series B Required Holders respectively may, at any time upon written notice to the Corporation, waive compliance by the Corporation with any term or provision herein for the benefit of the holders of such series of Designated Preferred Stock and, provided that any such waiver does not affect any holder of outstanding shares of such series, in a manner materially different than any other holder of such series, and any such waiver shall be binding upon all holders of all holders of Series Redeemable Preferred Stock or Series B Preferred Stock, respectively, and their respective transferees.

(d)                                 General.  In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Designated Redeemable Preferred Stock.

9.                                       No Reissuance of Designated Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

10.                                 Contractual Rights of Holders.  The various provisions set forth herein for the benefit of the holders of the Designated Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, by one or more actions for specific performance.

B.                                     UNDESIGNATED PREFERRED STOCK

Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Undesignated Preferred Stock that may be redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law or this Amended and Restated Certificate of Incorporation.  Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Subject to any limitation in such authority contained in this Amended and Restated Certificate of Incorporation or any written agreement to which the Corporation is a party, as the same may be amended and/or amended and restated from time to time, authority is hereby expressly granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, whether full, limited, or none, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of Delaware and the terms of this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time.  Without limiting the generality of the foregoing, the resolutions providing for the issuance of, and the terms of, any series of Undesignated Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series, other than either series of Designated Preferred Stock, to the extent permitted by law and the terms of this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time.  Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation or any written agreement to which the Corporation is a party, as the any of the foregoing may be amended and/or amended and restated from time to time, no vote of the holders of the Preferred

Stock or Common Stock shall be required for the issuance of any shares of any series of the Undesignated Preferred Stock authorized by and complying with the conditions of the Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.                                     COMMON STOCK

1.                                       Voting.

(a)                                  Election of Directors.  The holders of Common Stock shall be entitled to elect all of the Directors of the Corporation other than those directors that, under this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, are to be specifically designated or elected by the holders of any particular class or series of capital stock of the Corporation.  Such Director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, the by-laws of the Corporation and applicable law.

(b)                                 Voting Generally.  Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

2.                                       Dividends.  Subject to the payment in full of all preferential dividends to which the holders of the Designated Preferred Stock or any other class or series of capital stock ranking with respect to the payment of dividends senior to the Common Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion and subject to the provisions of Section A.2(c) above.

3.                                       Liquidation.  Upon any Liquidation Event, including any event deemed to be a Liquidation Event pursuant to Section A.3(c) above, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Designated Preferred Stock and any other class or series of capital stock ranking on liquidation senior to the Common Stock are entitled with respect to the distribution of assets in liquidation, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably to the holders of the Common Stock and the holders of Series B Preferred Stock, as a single class, in proportion to the respective number of shares of Common Stock actually held by them and the respective number of shares of Common

Stock (including any fractional shares) into which the shares of Series B Preferred Stock could be converted as of the date of the Liquidation Event, as set forth in Section A.3.

D.                                    LIMITATIONS ON PAYMENT

Notwithstanding anything to the contrary contained herein, no payment or distribution shall be made in respect of any share of the Corporation’s capital stock and the Corporation shall not be obligated to take any action hereunder, if such payment or distribution would result in a default or event of default pursuant to the terms of any agreement, document or instrument governing the BACI Notes, the Corporation’s Senior Secured Notes due March 31, 2009 (the “Senior Secured Notes”) or any Permitted Refinancing Debt issued in exchange for or used to renew, refund, refinance, replace or discharge the Senior Secured Notes as defined in and incurred in accordance with the terms of the Series B Purchase Agreement.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.                                       Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2.                                       Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, as the same may be amended and/or amended and restated from time to time, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors.

ARTICLE VIII

1.                                       Exculpation.  A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the

Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.

2.                                       Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this ARTICLE VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section 2 of this ARTICLE VIII shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

2.                                       Procedure for Indemnification.  Any indemnification of a Director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE VIII shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the Director or officer.  If a determination by the

Corporation that the Director or officer is entitled to indemnification pursuant to this ARTICLE VIII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this ARTICLE VIII shall be enforceable by the Director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 2 of this ARTICLE VIII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE VIII shall be the same procedure set forth in this Section 3 for Directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.

3.                                       Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

4.                                       Reliance.  Persons who after the date of the adoption of this provision become or remain Directors or officers of the Corporation or who, while a Director or officer of the Corporation, become or remain a Director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VIII in entering into or continuing such service.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

5.                                       Non-Exclusivity of Rights.  The rights to indemnification and to the advance of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate or under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise.

6.                                       Merger or Consolidation.  For purposes of this ARTICLE VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers and employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VIII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

7.                                       Modifications.  Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

Subject to the limitations provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

State of Delaware
Secretary of State
Division of Corporations
Delivered: 04:47 PM 04/16/2004
Filed 4:10 pm 4/16/2004
SRV 040280835 – 2989120 File

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

IGN Entertainment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:   That the Board of Directors of the Corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED:                               That, the Board of Directors has determined that it is in the best interest of the Corporation to amend the Amended and Restated Certificate of Incorporation to change each of the authorized 1,400,000 shares of Common Stock, including all of the issued and outstanding shares of Common Stock, into 28,000,000 shares of Common Stock, so that each authorized share of Common Stock before giving effect of this amendment is changed into 20 shares of Common Stock after giving effect to this amendment and, after giving effect to this amendment the total number of shares of capital stock which the Corporation shall have authority to issue is 68,000,000 consisting of (a) 40,000,000 shares of preferred stock, par value $.01 per shares, of which (i) 39,922,957 shares shall be designated Series A Redeemable Preferred Stock, par value $.01 per shares (the “Series A Redeemable Preferred Stock”), (ii) 56,298 shares shall be designated Series B Participating Preferred Stock, par value $.01 per shares (the “Series B Preferred Stock” and, together with the Series A Redeemable Preferred Stock, the “Designated Preferred Stock”) and (iii) 20,745 shares shall be undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock” and together with the Designated Preferred Stock, the “Preferred Stock”) and (b) 28,000,000 shares which shall be designated Common Stock, par value $0.1 per share (the ”Common Stock”).

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SECOND:   That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH:   That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective on April 16, 2004.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer of this Corporation this 16th day of April 2004.

By:	/s/ MARK A. JUNG
Mark A. Jung
President

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